Exhibit 99.1

Fidelity National Financial, Inc. Announces Adjustment to the Consideration Mix in the

Acquisition of Lender Processing Services, Inc.; Cash Component Increased by $500 Million

Jacksonville, Fla. -- (June 19, 2013) -- Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services and diversified services, today announced that it was exercising its option to adjust the consideration mix in the previously announced acquisition of Lender Processing Services, Inc. (“LPS”) by increasing the cash component of the total consideration by approximately $500 million and correspondingly decreasing the stock component of the total consideration by an equal amount.

FNF will directly provide $300 million of the $500 million increase, with funds affiliated with Thomas H. Lee Partners, L.P. (“THL”) providing the remaining $200 million.  The total consideration will be unchanged and the additional $500 million cash component will be offset by an equal reduction in the stock component of the total consideration.

On May 28, 2013, FNF signed a definitive agreement under which FNF will acquire all of the outstanding stock of LPS for $33.25 per common share, for a total equity value of approximately $2.9 billion.

Based on today’s announcement, FNF will now pay approximately 67% of the total consideration for the LPS shares of common stock in cash and 33% in shares of FNF common stock, subject to adjustment as described in the definitive agreement and below.

As previously announced, at the closing of the LPS acquisition, FNF will combine its ServiceLink business with LPS in a new consolidated holding company.  FNF will now sell approximately a 29% minority equity interest in the new consolidated holding company to THL for a total investment of approximately $581 million in cash.  FNF will retain approximately a 71% ownership interest in the new consolidated holding company.

Under the definitive agreement, FNF’s shares of common stock have been valued at $25.489 per share (the “Reference Price”).  Based on the increased cash component of the total consideration, that now represents a fixed exchange ratio of 0.42948 shares of FNF common stock for each share of LPS common stock.  Based on the Reference Price, FNF currently expects to issue approximately 37.8 million shares of FNF common stock to LPS common stockholders, representing approximately 14.2% of FNF’s pro-forma, fully diluted outstanding shares.

Based on today’s announcement, if FNF’s average common stock price at closing is greater than $26.763, the exchange ratio will be adjusted to reflect the increased value that would have been received at closing without today’s increase in the cash consideration.  If FNF’s average common stock price at closing is greater than $24.215 but less than $26.763, the exchange ratio remains fixed at 0.42948 per share of FNF common stock.  If FNF’s average common stock price at closing is between $20.00 and $24.215 per share, FNF will increase the number of shares of FNF common stock to be received by LPS stockholders such that LPS stockholders receive a minimum of $10.40 per share in value on the stock portion of the consideration, or $32.703 per share in total.  If FNF’s average common stock price at closing is less than $20.00, the exchange ratio will be fixed at 0.5200 per share of FNF common stock, in which event LPS will have a right to terminate the transaction.  Additionally, on or before three trading days prior to the anticipated date of effectiveness of FNF’s registration statement on Form S-4, FNF has the option to further increase the cash portion of the consideration from $22.303 per share of LPS common stock up to $33.25 per share of LPS common stock with a corresponding decrease in the stock portion of the merger consideration as provided for under the terms of the merger agreement, in which case the exchange ratio will be adjusted to reflect the new consideration mix.  However, if FNF elects to further increase the cash portion of the consideration and FNF’s average common stock price at closing is greater than $26.763, then the exchange ratio will be further adjusted to continue to reflect the increased value that would have been received at closing without any change in consideration mix.

The acquisition agreement includes a “go-shop” period effective through July 7, 2013, during which LPS is permitted to actively solicit alternative acquisition proposals from third parties. The acquisition agreement contains a break-up fee equal to approximately 1.25% of the total equity value of $2.9 billion payable to FNF if LPS terminates the acquisition agreement based on receiving a superior proposal during the “go-shop” period.  The acquisition agreement also contains a break-up fee equal to approximately 2.5% of the total equity value if LPS fails to hold a shareholders meeting or terminates the agreement after the expiration of the “go-shop” period because it received a superior proposal after the expiration of the “go-shop” period.  In addition, the acquisition agreement includes a break-up fee equal to approximately 2.5% of the total equity value if (i) a competing offer for LPS is made public by a third party, (ii) the acquisition agreement is terminated either as a result of the LPS shareholders voting against the transaction or the date of March 31, 2014 being reached and the LPS shareholders meeting not having been held or if LPS breaches its obligations which results in the failure of a closing condition and (iii) within twelve months after termination, LPS enters into or consummates any alternative transaction.

“The increase in the cash component of the total consideration for LPS brings more stability and less potential volatility to the total consideration that LPS stockholders will receive,” said FNF Chairman William P. Foley, II.  “It reduces their exposure to movements in FNF’s common stock price over the next several months until the closing of the acquisition, which is expected to occur in the fourth quarter of 2013.  LPS stockholders also retain the ability to participate in the future performance of FNF’s common stock and the anticipated benefits of the transaction in a gradually improving residential real estate market by receiving approximately 33% of the total consideration in shares of FNF common stock.  We continue to believe that the acquisition of LPS will create significant value for all FNF stockholders.”

The transaction is subject to approval by LPS and FNF stockholders, approvals from applicable federal and state regulators and satisfaction of other customary closing conditions. Closing of the transaction is currently expected to occur in the fourth quarter of 2013.

About FNF
            Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and diversified services.  FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title and Alamo Title - that collectively issue more title insurance policies than any other title company in the United States.  FNF owns a 55% stake in American Blue Ribbon Holdings, LLC, a family and casual dining restaurant owner and operator of the O’Charley’s, Ninety Nine Restaurant, Max & Erma’s, Village Inn, and Bakers Square concepts.  FNF also owns an 87% stake in J. Alexander’s, LLC, an upscale dining restaurant owner and operator of the J. Alexander’s and Stoney River Legendary Steaks concepts.  In addition, FNF also owns a 51%

stake in Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles.  FNF also owns a minority interest in Ceridian Corporation, a leading provider of global human capital management and payment solutions.  More information about FNF can be found at www.fnf.com.

Important Information Will be Filed with the SEC
FNF plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction.  FNF and LPS plan to file with the SEC and mail to their respective stockholders a Joint Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about FNF, LPS, the transaction and related matters.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE.

Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by FNF and LPS through the web site maintained by the SEC at www.sec.gov or by phone, email or written request by contacting the investor relations department of FNF or LPS at the following:

FNF	LPS
601 Riverside Avenue	601 Riverside Avenue
Jacksonville, FL 32204	Jacksonville, FL 32204
Attention: Investor Relations	Attention: Investor Relations
904-854-8100	904-854-8640
dkmurphy@fnf.com	nancy.murphy@lpsvcs.com

FNF and LPS, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement.  Information regarding the directors and executive officers of FNF is contained in FNF’s Form 10-K for the year ended December 31, 2012 and its proxy statement filed on April 12, 2013, which are filed with the SEC.  Information regarding LPS’s directors and executive officers is contained in LPS’s Form 10-K for the year ended December 31, 2012 and its proxy statement filed on April 9, 2013, which are filed with the SEC.  A more complete description will be available in the Registration Statement and the Joint Proxy Statement/Prospectus.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on FNF or LPS management's beliefs, as well as assumptions made by, and information currently available to, them.  Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. FNF and LPS undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory and stockholder approval and the satisfaction of other conditions to the consummation of the proposed transaction; the ability of FNF to successfully integrate LPS’s operations and employees and realize anticipated synergies and cost savings; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; FNF’s dependence on distributions from its title insurance underwriters as a main source of cash flow; significant competition that FNF and LPS face; compliance with extensive government regulation; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF’s and LPS’ Form 10-K and other filings with the Securities and Exchange Commission.

SOURCE:  Fidelity National Financial, Inc.
CONTACT: Daniel Kennedy Murphy, FNF Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com;

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